Terra to Temporarily Idle Donaldsonville Facility

SIOUX CITY, IOWA (June 25, 2009)—Terra Industries Inc. (NYSE: TRA) (“Terra”) announces that on July 1, 2009, it will temporarily idle production at its Donaldsonville, La., ammonia manufacturing facility due to current market economics. Terra plans to restart the facility when market conditions improve.

The Donaldsonville facility has the capacity to produce 500,000 tons of ammonia per year.

About Terra
Terra Industries Inc., with 2008 revenues of $2.9 billion, is a leading North American producer and marketer of nitrogen products.

Forward-Looking Statements
Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:

•	changes in financial markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulation, and

•	changes in agricultural regulations.

Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K, in the sections entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.

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Note: Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com

Terra Industries Inc. ◆ 600 Fourth Street ◆ P.O. Box 6000 ◆ Sioux City, Iowa 51102-6000
www.terraindustries.com ◆ 712/277-1340 ◆ NYSE Ticker: TRA